Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of March 9, 2005 by and between Daou Systems, Inc., a Delaware corporation (“Employer” or “Company”), and John A. Roberts, an individual resident of Pennsylvania (“Employee”).

WHEREAS, Employer and Employee wish to set forth the following terms of Employee’s employment with Employer.

NOW THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Employment Terms and Duties.

1.1 Employment. Employer employs Employee, and Employee accepts employment by Employer, upon the terms and conditions set forth in this Agreement.

1.2 Employment Period. Employer hereby employs Employee and Employee hereby accepts employment with the Company, until termination of this Agreement in accordance with the provisions of Section 5 hereof (the “Term”), to hold the office of Vice President and Chief Financial Officer of Employer during the Term (such office, referred to herein as the “Position”).

1.3 Duties. During the Term, Employee shall serve Employer faithfully and to the best of his ability and shall devote his entire business time, attention, skill and efforts to the performance of the duties required by or appropriate for the Position. Employee shall use his best efforts to promote the success of Employer’s business, and will cooperate fully with the Chief Executive Officer and Board of Directors in the advancement of the best interests of Employer. Subject to the oversight of the Chief Executive Officer and the Board of Directors, Employee shall have (i) responsibility for the exercise of the duties of Chief Financial Officer as those duties are generally understood and as they are further detailed by the Chief Executive Officer, which duties may be delegated reasonably by Employee to other employees of Employer, and (ii) such duties and responsibilities as may be assigned to him from time to time by the Chief Executive Officer. Employee shall report to the Chief Executive Officer and shall perform his duties and responsibilities hereunder at such location or locations as may be set reasonably from time to time by the Chief Executive Officer.

1.4 Compliance with Employer’s Policies. Employee acknowledges and agrees to comply with Employer’s Confidentiality, Inventions and Non-Compete Agreement (“Confidentiality Agreement”). The Confidentiality Agreement is attached to this Agreement as Exhibit A and is incorporated by reference.

2. Compensation. Employer shall pay Employee, and Employee hereby agrees to accept, as compensation for all services to be rendered to Employer and for Employee’s covenants, assignments and covenants not to compete, the compensation set forth in this Section 2.

2.1 Base Salary. Effective the date of this Agreement, Employee shall be paid an annualized base salary (“Base Salary”) of Two Hundred Thousand Dollars and Zero Cents ($200,000.00), in equal semi-monthly installments in accordance with Employer’s normal payroll schedule and shall be subject to all applicable income, social security, and other taxes required to be withheld by Employer.

2.2 Retention Bonus.

(a) Subject to Section 2.2, Employee shall be eligible to receive a Retention Bonus if (i) a Transaction occurs, and (ii) Employee is the Vice President and CFO as of the closing of the applicable Transaction.

(b) Determination of the Retention Bonus. Subject to the terms of this Agreement, Employee’s Retention Bonus shall be based upon one of the following alternative transaction models consistent with the form of a Transaction:

Transaction	Retention Bonus Increment
1. Sale of any business unit independently	1.0 % of the gross selling price up to a maximum of $250,000 for all such transactions

2. Sale of the entire business, as it existed at the time of execution of this Agreement, if any part of the business is sold as described in part 1. above, this section cannot be applied	1.0% of the gross selling price up to a maximum of $250,000 for all such transactions

3. Merger of the entire business as it existed at the time of execution of this Agreement, with or into another business with no additional material payment of cash or other consideration (i.e., essentially an all stock or mostly stock transaction) Note: This bonus shall not be combined with any other bonus	$100,000

(c) Payment of Retention Bonus. The Retention Bonus shall be paid in a lump sum payment, without interest or earnings, within five (5) business days following the closing of the Transaction.

(d) Termination of Employment. If Employee’s employment is terminated for any reason (or no reason) by Employer or Employee, Employee shall be eligible to receive a Retention Bonus for Transactions that have closed prior to Employee’s effective date of termination.

(e) Possible Discretionary Bonus. If Employee’s employment terminates without Cause or for Good Reason, or if a calendar year ends prior to the closing of a Transaction, the Chief Executive Officer, in his sole discretion, may pay Employee a discretionary bonus in an amount to be determined by the Chief Executive Officer and subject to approval by the Compensation Committee of the Board of Directors.

(f) Definitions. For purposes of this Agreement, the following terms shall have the meaning specified:

(i) “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(ii) “Transaction” means any transaction or a series of transactions whereby, directly or indirectly, Control of (except in the ordinary course of business or routine securities trading activity) Employer is transferred for consideration to an unaffiliated third party, including, without limitation, a sale or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, or any similar transaction; and

(iii) “Retention Bonus” means the monetary award set forth in Section 2.2(b) for the applicable Transaction.

2.3 Possible Reduction in Payments. Payments under Section 2.2 shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject Employee to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under Section 2.2, then the amount payable under Section 2.2 will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments under Section 2.2 are required to be reduced in accordance with the preceding sentence will be made at the Company’s expense by the Company’s independent auditor or, upon the mutual consent of the parties, another independent certified public accountant, which determination will be final and binding absent manifest error. In the event of any underpayment or overpayment (as determined after the application of this Section 2.3), the amount of such underpayment or overpayment will be immediately paid by the Company to Employee or refunded by Employee to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For the purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made under this Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the excise tax described in Section 4999 of the Code).

2.4 Discretionary Bonuses. Employer may, but is not required to, grant Employee future cash bonus awards at such times and in such amounts as Employer’s Chief Executive Officer may determine.

3. Benefits. Employee will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical and other employee benefit plans of Employer that may be in effect from time to time, to the extent Employee is eligible under the terms of those plans (collectively, the “Benefits”).

4. Vacations and Holidays. Employee will be entitled to paid vacation in an amount of four weeks per year. Employee may carry-over from one year to the next any accrued but unused vacation up to a maximum of six weeks of vacation. Once Employee accrues the maximum vacation, he will not accrue additional vacation until he takes enough vacation to bring his accrual below the maximum. Employee may take vacation at such time or times as approved by the Chief Executive Officer, such approval not to be unreasonably withheld. Employee is entitled to holidays in accordance with the holiday policies of the Company in effect for its employees from time to time.

5.	Termination.

5.1	Termination by Employer for Cause or because of Employee’s Death or Disability; Termination by Employee without Good Reason.

(a) Termination by Employer for Cause or because of Employee’s Death or Disability. Employer may terminate Employee’s employment at any time for Cause or because of Employee’s death or Disability. In the event that Employee’s employment terminates for one of the reasons set forth in this Section 5.1(a), Employer will pay Employee or his estate within thirty days after the effective date of termination his Base Salary and any Retention Bonus earned through the date of termination; and any vacation accrued and owing through the termination date. Employee will not be entitled to any other compensation.

(b) Definition of Cause. For purposes of this Agreement, “Cause” is defined as (i) Employee’s knowing and willful misconduct in the performance of his duties; (ii) Employee’s failure to reasonably and in good faith perform the duties of his position; (iii) Employee’s material breach of the Confidentiality Agreement; (iv) Employee’s material failure to adhere to any written policy of Employer that is legal and generally applicable to officers of Employer; or (v) the conviction of, or the entering of a guilty plea or plea of no contest with respect to a felony, the equivalent thereof, or any other crime which involves dishonesty, fraud (financial or other) or other moral turpitude.

(c) Definition of Disability. For purposes of this Agreement, “Disability” shall be defined as a mental or physical impairment of Employee that renders him unable to perform the essential functions of his position, with or without a reasonable accommodation, for a period of ninety (90) days. In the event of a dispute as to whether Employee has a Disability as defined in this Agreement, Employer and Employee shall have equal rights in securing a confirming or countervailing professional opinion.

(d) Termination by Employee without Good Reason. In the event Employee terminates his employment for any reason other than Good Reason as defined in this Agreement, Employer will pay Employee within thirty days after the effective date of termination his Base Salary earned through the date of termination and any vacation accrued and owing through the termination date. Employee will not be entitled to any other compensation.

(e) Definition of Good Reason. For purposes of this Agreement, termination for “Good Reason” is defined as the termination by Employee of his employment with Employer within three (3) months after the first occurrence of any of the following events:

(i) other than as set forth in this Agreement, any reduction in Employee’s base salary or material detrimental change to the terms under which Employee is eligible for bonus compensation under this Agreement;

(ii) any significant reduction in Employee’s responsibilities and authority or a material change in Employee’s responsibility or authority that would be inconsistent or interfere with the duties of the CFO;

(iii) any failure by Employer to pay Employee’s compensation in a timely manner;

An event described in Section 5.1(e)(i) through (iii) will not constitute Good Reason unless Employee provides written notice to Employer of his intention to terminate his employment for Good Reason and unless Employer does not cure the Good Reason within fifteen (15) days of Employer’s receipt of the written notice, except that Employer shall have only seven (7) days from Employee’s written notice to cure a failure to timely pay Employee’s compensation.

5.2	Termination by Employer for Reason Other Than Cause, Death or Disability; Termination by Employee for Good Reason.

(a) Termination by Employer for Reason Other Than Cause, Death or Disability or Termination by Employee for Good Reason On or Prior to June 30, 2006. If Employer terminates Employee’s employment for a reason other than Cause, death or Disability or Employee terminates his employment for Good Reason on or prior to June 30, 2006, Employee shall receive (i) any Retention Bonus earned through the date of termination; and (ii) a severance payment of One Hundred Thousand Dollars and Zero Cents ($100,000.00). The payment provided for in this Section 5.2(a) shall be paid in equal semi-monthly installments, or according to Employer’s regular payroll practices. Employee’s receipt of the payments described in this Section 5.2(a) is conditioned upon his execution of a release of all claims in favor of Employer in substantially the form attached to this Agreement as Exhibit B. Employee will not be entitled to any other compensation. For termination by the Employer after June 30, 2006, for any reason, Employer will pay Employee within thirty days after the effective date of termination his Base Salary and any Retention Bonus earned through the date of termination and any accrued but unused vacation through the termination date and executive level career transition for a period of not less than six months with a professional outplacement firm of Employee’s choosing and location for service, however, the total fees of this service will not exceed fifteen thousand ($15,0000) dollars. Employee will not be entitled to any other compensation.

5.3 Benefits. Employee’s accrual of, and participation in plans providing for, Benefits will cease at the effective date of Employee’s termination for any reason, and Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

5.4 Subsequent Employment by Affiliate or Assignee. Employment shall not be deemed to have been terminated under this Agreement if Employee is offered employment under substantially the same or better terms by an affiliate of Employer, or by any successor in interest, assignee or purchaser of substantially all of Employer’s assets.

6. General Provisions.

6.1 Representations and Warranties by Employee. Employee represents and warrants to Employer that the execution and delivery of this Agreement do not, and the performance by the parties of their obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

6.2 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

6.3 Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Employer may merge or consolidate or (at Employer’s election) any entity to which all or substantially all of its assets may be transferred. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

6.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:	DAOU Systems, Inc. Suite 300 412 Creamery Way Exton, PA 19341 Attention: Vince Roach Facsimile No.: 610.524.3182

With a copy to:	Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19312-1183 Attention: Christopher Miller Facsimile: 610.640.7835

If to Employee:	John A. Roberts 5500 Wissahickon Avenue #M1006C Philadelphia, PA 19144

6.5 Entire Agreement; Amendments. This Agreement and its Exhibits, by and between Employer and Employee, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties to this Agreement with respect to the subject matter of this Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties.

6.6 Governing Law. This Agreement will be governed by the laws of Pennsylvania without regard to conflicts of laws principles.

6.7 Drafting Ambiguities. Each party to this Agreement has had an opportunity to consult with counsel regarding this Agreement and its covenants. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the amendments to this Agreement.

6.8 Binding Arbitration. Any dispute or claim arising out of this Agreement shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) or of the Judicial Arbitration and Mediation Services (JAMS) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration shall be held in Philadelphia, Pennsylvania. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. Any arbitration award will be enforceable in any court of competent jurisdiction. The arbitrator will apply Pennsylvania substantive law in all respects. The arbitrator shall have the power to award the party prevailing in the resolution of any such claim, in addition to such other relief as may be granted, an award of all reasonable attorneys fees, expenses and costs incurred in pursuit of the claim, without regard to any statute, schedule, or rule purported to restrict such award.

6.9 Injunctive Relief. Notwithstanding the provisions of Section 6.8, Employee acknowledges that any breach of Exhibit A to this Agreement may result in irreparable and continuing damage to Employer for which there can be no adequate remedy at law, and in the event of any such breach, Employer shall be entitled to seek immediate injunctive relief, and that Employer may seek this injunctive relief from the appropriate court of law and to this limited extent is not bound by Section 6.8. Employer’s obligation to post an undertaking in support of a petition for injunction under this Section 6.9 will be determined under the applicable law and in an amount to be determined by the court.

6.10 Section Headings, Construction. The Section headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “section” or “sections” refer to the corresponding Section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

6.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

EMPLOYER:	EMPLOYEE:

DAOU Systems, Inc.

By:
Vincent K. Roach	John A. Roberts

Its: Chief Executive Officer